EXHIBIT 99.1

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

           CONSOLIDATED GRAPHICS COMPLETES PRINTING, INC. ACQUISITION

     HOUSTON, TEXAS - June 11, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its acquisition of Printing, Inc. of Wichita, Kansas.

     Printing, Inc. is the leading commercial printing company in Wichita and has been serving customers throughout Kansas and the Midwest region since 1958. The company was acquired in a stock-for-stock transaction. Mark Woodman, President of Printing, Inc., will continue to lead the company in his current capacity. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Printing, Inc. is a significant acquisition for Consolidated Graphics and expands our presence into yet another new market. Led by Mark Woodman, the company has an excellent management team in place that will continue to grow the business and benefit from our financial and operational resources, purchasing strengths, and `Best Practices' approach to operations. We are excited that Printing, Inc. has chosen to join the Consolidated Graphics team and look forward to growing and improving their operations."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 39 companies with annualized revenues in excess of $385 million.


     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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